Exhibit 99.1

GUILD HOLDINGS COMPANY REPORTS FOURTH QUARTER AND

FULL YEAR 2020 RESULTS

- Delivered Record Originations of $10.6 Billion, Representing Year-Over-Year Growth of 75% -

- Net Revenue Increased 77% Year-Over-Year to $454 Million -

- Net Income Increased 76% Year-Over-Year to $78 Million -

- Adjusted Net Income More Than Tripled Year-Over-Year to $90 Million -

Fourth Quarter 2020 Highlights Year-Over-Year

•	Closed record origination volume of $10.6 billion, a 75% increase
•	Purchase originations represented $4.7 billion or 44% of overall loan volume
•	Net revenue increased 77% to $454.2 million compared to $256.0 million
•	Grew net income by 76% to $77.7 million from $44.1 million
•	Adjusted net income more than tripled to $89.5 million from $27.9 million
•	Adjusted EBITDA increased to $121.2 million from $44.5 million

Full Year 2020 Highlights

•	Total funded originations of $35.2 billion, up 62% from 2019
•	Net revenue of $1.6 billion, more than double the level in 2019
•	Net income of $370.6 million, up from $5.6 million in 2019
•	Adjusted net income and Adjusted EBITDA more than tripled from 2019 to $523.8 million and $714.3 million, respectively
•	Return on equity increased to 64.9%, while adjusted return on equity increased to 91.7%

SAN DIEGO, California March 22, 2021 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership,  today announced results for the fourth quarter and full year results for the period ended December 31, 2020.

“Guild ended the year on a strong note generating $10.6 billion of originations in the fourth quarter bringing full-year volumes to a record $35.2 billion, up over 60% from 2019. Moreover, gain on sale margins for the year expanded by 122 basis points, though we expect spreads to continue to normalize as capacity returns across the industry,” stated Mary Ann McGarry, Chief Executive Officer. “Looking ahead, Guild remains well positioned to continue to deliver profitable and sustainable growth across market cycles and drive shareholder value over time reflecting the talent and ongoing dedication of our team and our differentiated purchase-focused platform.”

Fourth Quarter Results:

•	Originated 44% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association average of 36%
•	Grew gain on sale margins on originations by 18% year-over-year to 436 bps
•	Gain on sale margins on pull through adjusted lock volume grew 15% year-over-year to 482 bps
•	Held refinance recapture in excess of 65%

 Fourth Quarter and Full Year Financial Summary

($ amounts in millions, except per share amounts)	4Q’20	3Q’20	4Q’19	YoY %∆	FY’20	FY’19	YoY %∆
Total In-House Originations	$10,580.2	$10,046.5	$6,042.4	75%	$35,185.5	$21,711.7	62%
Gain-on-Sale Margin on Originations (bps)	436	562	369	18%	500	378	32%
Gain-on-Sale Margin on pull through adjusted locked volume	482	489	419	15%	449	359	25%
Net Revenue	$454.2	$563.5	$256.0	77%	$1,622.0	$712.9	128%
Total Expenses	$353.7	$317.2	$193.6	83%	$1,128.0	$707.1	60%
Net Income	$77.7	$182.1	$44.1	76%	$370.6	$5.6	6,545%
Return on Equity	43.6%	121.8%	44.8%	-3%	64.9%	1.3%	4,828%
Adjusted Net Income	$89.5	$195.0	$27.8	222%	$523.8	$139.1	277%
Adjusted EBITDA	$121.2	$267.3	$44.5	172%	$714.3	$201.5	255%
Adjusted ROAE	50.3%	130.5%	28.3%	78%	91.7%	32.8%	180%
Earnings Per Share	$1.30	(*)	(*)	(*)	$6.18	(*)	(*)
Diluted Earnings Per Share	$1.29	(*)	(*)	(*)	$6.17	(*)	(*)
Adjusted Earnings Per Share	$1.49	(*)	(*)	(*)	$8.73	(*)	(*)

(*) The Company does not have a calculated earnings per share for prior periods due to the fact the Company’s stock was not publicly traded prior to the 4th quarter of 2020.

Fourth Quarter Origination Segment Results

Origination segment net income tripled year-over-year to $154.5 million from $49.8 million primarily driven by record origination volume of $10.6 billion and strong growth in net revenue. Gain on sale margins on originations increased 18% year-over-year to 436 bps. Gain on sale margins on pull through adjusted lock volume increased 15% year-over-year to 482 bps. Total pull through adjusted lock volume in the fourth quarter was $9.6 billion. The segment’s expenses were $309.1 million compared to $173.2 million in the prior-year quarter primarily due to an increase in salaries, incentive compensation and benefits expenses paid to our origination teams and our hiring of additional employees to support the increase in our origination volume. Expenses were 67% of net revenue compared to 78% in the prior-year quarter.

($ amounts in millions)	4Q’20	3Q’20	4Q’19	YoY %∆	FY’20	FY’19	YoY %∆
In-House Originations $	$10,580.2	$10,046.5	$6,042.4	75%	$35,185.5	$21,711.7	62%
In-House Originations # (000’s)	37	36	23	61%	125	81	54%
Net revenue	$463.6	$567.0	$223.0	108%	$1,767.5	$827.0	114%
Total expenses	$309.1	$279.1	$173.2	78%	$1,002.2	$645.6	55%
Net income allocated to origination	$154.5	$287.9	$49.8	210%	$765.3	$181.4	322%

Fourth Quarter Servicing Segment Results

Net loss attributed to the servicing segment was $24.5 million compared to a gain of $26.4 million in the prior year. The Company’s in-house servicing portfolio grew 22% year-over-year to $60.0 billion, with loan servicing and other fees growing 16% to $43.8 million. The Company retained servicing rights of 94.6% for total loans sold in the fourth quarter of 2020.

Net revenue came in at a loss of $8.0 million compared to a gain of $35.5 million in the prior-year quarter driven by adjustments to the fair value of the Company’s Mortgage Servicing Rights, which declined by $50.5 million in the fourth quarter 2020, compared to $4.0 million in the prior year. This is typical as interest rates decrease and prepayments increase. Guild recaptured more than 65% of refinance volumes as new originations, which aligns with Guild’s business model in that servicing and origination have a symbiotic relationship. Servicing expenses increased 82% year-over-year due to an increase in salaries and benefits as a result of our hiring of additional employees to support the increase in our servicing volume and to support the needs of clients who elected to accept forbearance relief under the CARES Act. Additionally, our foreclosure loss provisions increased due to increases in significant delinquencies, which are associated with higher costs.

As of December 31, 2020, approximately 3.5% of the loans in the Company’s servicing portfolio had elected the forbearance option compared to the industry average of 5.5%, as reported by the Mortgage Bankers Association.  As of February 28, 2021, approximately 3.2% of the loans in the Company’s servicing portfolio had elected the forbearance option compared to the mortgage industry’s average of 5.2%.

Servicing

($ amounts in millions)	4Q’20	3Q’20	4Q’19	YoY %∆	FY’20	FY’19	YoY %∆
UPB of servicing portfolio	$59,969.7	$56,428.9	$49,326.6	22%	$59,969.7	$49,326.6	22%
# Loans serviced (000’s)	271	260	237	14%	271	237	14%
Loan servicing and other fees	$43.8	$40.2	$37.7	16%	$160.2	$142.7	12%
Valuation adjustment to MSRs	($50.5)	($41.0)	($4.0)	-1,153%	($296.3)	($255.2)	-16%
Net revenue	($8.0)	($1.4)	$35.5	-123%	($137.7)	($106.3)	-29%
Total expenses	$16.5	$10.3	$9.1	81%	$46.3	$32.2	44%
Net income (loss) allocated to servicing	($24.5)	($11.7)	$26.4	-193%	($184.0)	($138.5)	-33%

Balance Sheet and Liquidity Highlights

The Company’s operating cash position was $334.6 million at December 31, 2020. The Company’s unutilized loan funding capacity represented $879 million, while the unutilized Mortgage Servicing Rights line of credit was $71 million, based on total committed amounts and our borrowing base limitations.

($ amounts in millions)	December 31, 2020	December 31, 2019
Cash and Cash Equivalents	$334.6	$101.7
Mortgage servicing rights, net	$447.0	$418.4
Warehouse lines of credit	$2,143.4	$1,303.2
Notes payable	$145.8	$218.0
Stockholders’ equity	$736.0	$406.0

Webcast and Conference call

The Company will host a webcast and conference call on Monday, March 22, 2021 at 5:00 pm ET to discuss the Company’s results for the fourth quarter and full year ended December 31, 2020.

The conference call will be available on the Company's website at https://ir.guildmortgage.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register. The conference call can also be accessed by the following dial-in information:

•	1-877-407-0789 (Domestic)
•	1-201-689-8562 (International)

Replay

A replay of the call will also be available on the Company's website approximately two hours after the live call through April 5, 2021. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 13715715. The replay will also be available on the investors section of the Company's website at https://ir.guildmortgage.com/.

About Guild Holdings Company

Guild is a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership in neighborhoods and communities across the United States. Guild was established in 1960 and has expanded its retail origination operation to now serve homebuyers in 32 states.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Ryan Hall Nuffer, Smith, Tucker rch@nstpr.com Cell: 949-280-4704 619-296-0605

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

Important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements include, but are not limited to, the following: any changes in macro-economic conditions and in U.S. residential real estate market conditions, including changes in prevailing interest rates or monetary policies and the effects of the ongoing COVID-19 pandemic; any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate; any changes in certain U.S. government-sponsored entities and government agencies, including Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”), Government National Mortgage Association (“GNMA”), the Federal Housing Administration (“FHA”), the United States Department of Agriculture Rural Development (“USDA”) and the United States Department of Veteran’s Affairs (“VA”), or their current roles; the effects of any termination of our servicing rights; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any failure to maintain and improve the technological infrastructure that supports our origination and servicing platform; any failure to maintain or grow our historical referral relationships with our referral partners; any failure to continue the historical levels of growth in our market share in the mortgage origination and servicing industry; any decline in our ability to recapture loans from borrowers who refinance; our inability to attract, integrate and retain qualified personnel; our failure to identify, develop and integrate acquisitions of other companies or technologies, or any diversion of our management’s attention due to the foregoing; inaccuracies in the estimates of the fair value of the substantial portion of our assets that are measured on that basis (including our mortgage servicing rights, or “MSRs”); the failure of the internal models that we use to manage risk and make business decisions to produce reliable or accurate results; the costs of potential litigation and claims; the degree of business and financial risk associated with certain of our loans; any cybersecurity breaches or other attacks involving our computer systems or those of our third-party service providers; any changes in applicable technology and consumer outreach techniques; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any failure to protect our brand and reputation; the risks associated with adverse weather conditions and man-made or natural events; our exposure to additional income tax liabilities and changes in tax laws, or disagreements with the Internal Revenue Service (“IRS”) regarding our tax positions; any failure to adequately protect our intellectual property and the costs of any potential intellectual property disputes; any non-compliance with the complex laws and regulations governing our industry and the related costs associated with maintaining and monitoring compliance; any changes in the laws and regulations governing our industry that would require us to change our business practices, raise compliance costs or other costs of doing business; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC (“MCMI”); the significant influence on our business that members of our board and management team are able to exercise as stockholders; our dependence, as a holding company, upon distributions from Guild Mortgage Co. to meet our obligations; the risks related to our becoming a public company; the risks related to losing our status as an “emerging growth company”; the risks related to our status as a “smaller reporting company” and a “controlled company”; the risks related to our Class A common stock and our dual class common stock structure; and the other risks, uncertainties and factors set forth under Item IA. – Risk Factors and all other disclosures appearing   in Guild’s  Annual Report on Form 10-K for the year ended December 31, 2020, as well as other documents Guild files from time to time with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Consolidated Statements of Income

($ in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
REVENUE
Loan origination fees and gain on sale of loans, net	$461,569	$223,218	$1,759,871	$820,814
Loan servicing and other fees	43,768	37,728	160,237	142,705
Valuation adjustment of mortgage servicing rights	(50,491)	(4,029)	(296,307)	(255,219)
Interest income	15,795	14,614	57,649	58,787
Interest expense	(17,239)	(15,520)	(60,168)	(55,391)
Other income, net	804	7	765	1,193
Net revenue	454,206	256,018	1,622,047	712,889
EXPENSES
Salaries, incentive compensation and benefits	303,300	160,138	953,758	578,170
General and administrative	26,485	16,862	101,948	63,983
Occupancy, equipment and communication	15,798	13,315	57,070	53,678
Depreciation and amortization	2,815	1,697	7,501	7,333
Provision for foreclosure losses	5,293	1,624	7,700	3,895
Total expenses	353,691	193,636	1,127,977	707,059
INCOME BEFORE INCOME TAX EXPENSE	100,515	62,382	494,070	5,830
INCOME TAX EXPENSE	22,805	18,303	123,493	253
NET INCOME	$77,710	$44,079	$370,577	$5,577
Net income per share attributable to Class A and Class B Common Stock:
Basic	$6.18
Diluted	$6.17
Weighted average shares outstanding of Class A and Class B Common Stock:
Basic	60,000
Diluted	60,056

Consolidated Balance Sheets

($ in thousands, except share amounts)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$334,623	$101,735
Restricted cash	5,010	5,000
Mortgage loans held for sale	2,368,777	1,504,842
Ginnie Mae loans subject to repurchase right	1,275,842	404,344
Accounts and interest receivable	43,390	34,611
Derivative asset	130,338	19,922
Mortgage servicing rights, net	446,998	418,402
Goodwill	62,834	62,834
Other assets	150,275	55,723
TOTAL ASSETS	$4,818,087	$2,607,413
LIABILITIES AND STOCKHOLDERS' EQUITY
Warehouse lines of credit	$2,143,443	$1,303,187
Notes payable	145,750	218,000
Ginnie Mae loans subject to repurchase right	1,277,026	412,490
Accounts payable and accrued expenses	41,074	35,338
Accrued compensation and benefits	106,313	45,297
Investor reserves	14,535	16,521
Income taxes payable	19,454	—
Due to parent company	—	12,427
Contingent liabilities due to acquisitions	18,094	8,073
Derivative liability	38,270	4,863
Operating lease liabilities	94,891	—
Note due to related party	4,639	6,606
Deferred compensation plan	89,236	52,302
Deferred tax liability	89,370	86,278
Total liabilities	4,082,095	2,201,382
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $100 par value; 2,000 shares authorized; 928 issued and outstanding at December 31, 2019	—	93
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 19,666,981 shares issued and outstanding at December 31, 2020	197	—
Class B common stock, $0.01 par value; 100,000,000 shares authorized; 40,333,019 shares issued and outstanding at December 31, 2020	403	—
Additional paid-in capital	18,035	21,992
Retained earnings	717,357	383,946
Total stockholders' equity	735,992	406,031
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,818,087	$2,607,413

Key Performance Indicators

Management reviews several key performance indicators to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators is listed below.

	Three Months Ended December 31,		Years Ended December 31,
($ and units in thousands)	2020	2019	2020	2019
Origination Data
$ Total in-house origination(1)	$10,580,192	$6,042,411	35,185,528	$21,711,668
# Total in-house origination	37	23	125	81
$ Retail in-house origination	10,300,437	5,789,036	34,277,631	20,938,310
# Retail in-house origination	36	21	121	77
$ Retail brokered origination(2)	24,080	31,209	80,368	136,106
Total origination	10,604,272	6,073,620	35,265,896	21,847,774
Gain-on-sale margin (bps)(3)	436	369	500	378
Pull-through adjusted lock volume(3)	9,566,774	5,332,017	39,200,359	22,884,908
Refinance recapture rate(4)	65%	62%	66%	64%
Purchase origination %	44%	55%	46%	65%
Servicing Data
UPB (period end)(5)	$59,969,653	$49,326,579	$59,969,653	$49,326,579

(1)	Includes retail and correspondent loans and excludes brokered loans.
(2)

Brokered loans are defined as loans we originate in the retail channel that are processed by us, but underwritten and closed by another lender. These loans are typically for products we choose not to offer in house.

(3)

Represents the components of loan origination fees and gain on sale of loans, net divided by total in-house origination to derive basis points. Our gain-on-sale margin based on pull-through adjusted lock volume was 482 basis points and 419 basis points for the three months ended December 31, 2020 and December 31, 2019, respectively, and 449 basis points and 359 basis points for the year ended December 31, 2020 and December 31, 2019, respectively. Gain-on-sale margin based on pull-through adjusted lock volume represents the components of loan origination fees and gain on sale of loans, net divided by pull-through adjusted lock volume. Pull-through adjusted lock volume is equal to total locked volume multiplied by pull-through rates of 87.8% and 89.4% as of December 31, 2020 and December 31, 2019, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.

(4)

Refinance recapture rate is calculated as the total UPB of our clients that originated a new mortgage with us to refinance an existing mortgage in a given period, divided by the total UPB of our clients that paid off their existing mortgage and originated a new mortgage in the same period.

(5)	Excludes subserviced portfolio of $844.6 million and $1.3 billion as of December 31, 2020 and December 31, 2019, respectively.

GAAP to non-GAAP Reconciliations

Reconciliation of Net Income to Adjusted Net Income

($ in millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income	$77.7	$44.1	$370.6	$5.6
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	11.0	(22.4)	171.6	171.4
Change in fair value of contingent liabilities due to acquisitions	3.8	0.6	31.7	7.9
Stock-based compensation	1.0	—	1.0	—
Tax impact of adjustments(1)	(4.0)	5.5	(51.1)	(45.8)
Adjusted Net Income	$89.5	$27.9	$523.8	$139.1
Weighted average shares outstanding of Class A and Class B Common Stock	60		60
Adjusted Earnings Per Share(2)	$1.49		$8.73

Amounts may not foot due to rounding.

(1)	Tax rate used 25.0% and 25.5% for the years ended December 31, 2020 and 2019, respectively.
(2)	We define our adjusted earnings per share as our adjusted net income divided by the basic weighted average shares outstanding of Class A and Class B common stock.

Reconciliation of Net Income to Adjusted EBITDA

($ in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income	$77.7	$44.1	$370.6	$5.6
Add adjustments:
Interest expense on non-funding debt	2.1	2.2	8.4	9.0
Income tax expense	22.8	18.3	123.5	0.3
Depreciation and amortization	2.8	1.7	7.5	7.3
Change in fair value of MSRs due to model inputs and assumptions	11.0	(22.4)	171.6	171.4
Change in fair value of contingent liabilities due to acquisitions	3.8	0.6	31.7	7.9
Stock-based compensation	1.0	—	1.0	—
Adjusted EBITDA	$121.2	$44.5	$714.3	$201.5

Reconciliation of Return on Equity to Adjusted Return on Equity ($ in millions)

Adjusted Return on Equity Calculation	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Numerator: Adjusted Net Income	$89.5	$27.9	$523.8	$139.1
Denominator: Average stockholders’ equity	712.4	394.0	571.0	423.5
Adjusted Return on Equity	50.3%	28.3%	91.7%	32.8%
Return on Equity	43.6%	44.8%	64.9%	1.3%

Non-GAAP Financial Measures

We disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. Our use of each of the following non-GAAP financial measures may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures, or reconcile them to the comparable GAAP financial measures, in the same way

Adjusted Net Income. We define Adjusted Net Income as earnings before the change in the fair value measurements related to our MSRs, contingent liabilities related to completed acquisitions due to changes in valuation assumptions and stock-based compensation. The fair value of our MSRs is estimated based on a projection of expected future cash flows and the fair value of our contingent liabilities related to completed acquisitions is estimated based on a projection of expected future earn-out payments. Adjusted Net Income is also adjusted by applying an implied tax effect to these adjustments. The Company excludes the change in the fair value of its MSRs due to changes in model inputs and assumptions from Adjusted Net Income and Adjusted EBITDA because the Company believes this non-cash, non-realized adjustment to net revenue is not indicative of the Company’s operating performance or results of operation but rather reflects changes in model inputs and assumptions (e.g., discount rates and prepayment speed assumptions) that impact the carrying value of the Company’s MSRs from period to period. The Company also excludes stock-based compensation because the Company believes it is a non-cash expense that is not reflective of its core operations or indicative of its ongoing operations.

Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), taxes, depreciation and amortization exclusive of any change in the fair value measurements of the MSRs due to valuation assumptions, contingent liabilities from business acquisitions and stock-based compensation. The Company excludes the change in the fair value of its MSRs due to changes in model inputs and assumptions from Adjusted Net Income and Adjusted EBITDA because the Company believes this non-cash, non-realized adjustment to net revenue is not indicative of the Company’s operating performance or results of operation but rather reflects changes in model inputs and assumptions (e.g., discount rates and prepayment speed assumptions) that impact the carrying value of the Company’s MSRs from period to period. The Company also excludes stock-based compensation because the Company believes it is a non-cash expense that is not reflective of its core operations or indicative of its ongoing operations.

Adjusted Return on Equity. We define Adjusted Return on Equity as Adjusted Net Income as a percentage of average beginning and ending stockholders’ equity during the period. For periods of less than one year, Adjusted Return on Equity is shown on an annualized basis.

We use these non-GAAP financial measures to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value adjustments that are not indicative of management’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

Our non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Net Income and Adjusted EBITDA, and return on equity, which is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Return on Equity. These limitations include that these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and may be reflected in the Company’s financial results for the foreseeable future. In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.